EXHIBIT 10.8

AN AGREEMENT made the          day of

Two Thousand and

BETWEEN RAINFORCE LIMITED and DONORA COMPANY LIMITED whose registered offices are both situate at Sun Hung Kai Centre, 45th Floor, Harbour Road, Hong Kong (hereinafter called “the Landlord”) of the one part and MEMEC (ASIA PACIFIC) LIMITED [Chinese Characters] whose registered office is situate at Unit 3601-3602 & 3607-3625, Metroplaza, Tower I, 223 Hing Fong Road, Kwai Chung, New Territories, Hong Kong (hereinafter called “the Tenant”) of the other part

WHEREBY IT IS HEREBY AGREED as follows:–

1. The Landlord lets and the Tenant takes ALL THOSE UNIT NOS.3501-3506, 3525, 3520-3524 on Level 35 and LEVEL 36 of TOWER I of the building known as “METROPLAZA” (hereinafter referred to as “the said building”) Hong Kong erected on ALL THAT piece or parcel of ground registered in the Tsuen Wan New Territories Land Registry as KWAI CHUNG TOWN LOT NO.395 (which said Units are more particularly described and delineated on the Plan hereto attached and thereon coloured Pink and is hereinafter referred to as “the said premises”) Together with the use in common with the Landlord and his tenants and work-people and persons authorised by them of the entrance passages and staircases leading to the said premises (so far as the same are necessary for the enjoyment of the said premises) and air-cooling and heating service and of the lift and escalator service (whenever the same shall be operating) and of the lavatories on the same floor for the term of Two Years commencing on the 1st day of April 2003 and expiring on the 31st day of March 2005 both days inclusive determinable as hereinafter mentioned.

2. (a) The rent for the said premises for the said term shall be such sums specified in Part I of the First Schedule hereto which said sums shall be payable exclusive of rates and exclusive of air-conditioning and management charges in Hong Kong Currency per calendar month in advance on the first day of each and every calendar month the first of such payments shall be apportioned according to the number of days then unexpired in the month in respect of which such payment is made.

(b)	The Tenant agrees with the Landlord that the Tenant will not exercise any right or claim to withhold rent or other payments or to exercise any right or claim to legal or equitable set-off.

3. The Tenant shall on the signing of this Agreement pay to the Landlord the sum of HK$978,334.50 by way of deposit for the due performance and observance of the agreements on the part of the Tenant herein contained. At the expiration or sooner determination of this Agreement if the Tenant shall have paid all rent and other sums due hereunder and if there shall be no breach of any of the agreements on the Tenant’s part to be observed and performed the Landlord will repay to the Tenant the sum of HK$978,334.50 paid by the Tenant to the Landlord as a deposit on the signing of this Agreement within forty five days after delivery of vacant possession of the said premises to the Landlord but without any interest thereon but if there shall be any rent or other sums due hereunder in arrears the Landlord may apply such deposit towards payment of such arrears and if there shall be any breach of the said agreements or any of them the Landlord shall pay or apply the said deposit or such part thereof towards remedying such breach (in so far as this may be possible) and shall only pay the balance (if any) of the deposit to the Tenant.

4. THE TENANT AGREES WITH THE LANDLORD as follows:–

(a)	To pay the rent herein reserved in manner aforesaid and other charges due hereunder in manner hereinafter mentioned.

(b)	To pay and discharge punctually during the said term all rates quarterly in advance within the months of January April July and October provided that the first payment thereof shall be paid on the commencement of the tenancy and in the event of the said premises not having been assessed to rates by the Government to pay such sum (at 5.5% or at any other rates by which the Rating & Valuation Department may subsequently calculate the annual rates by reference to the rateable value of said premises, of the quarterly rent hereby reserved) as shall be required by the Landlord as a deposit payable monthly in advance by way of security for the due payment of rates subject to adjustment on actual rating assessment being received from the Government and also to pay and discharge all taxes assessments duties charges impositions and outgoings whatsoever now or hereafter to be imposed or charged on the said premises or upon the owner or occupier in respect thereof by the Government of the Hong Kong Special Administrative Region (the “Hong Kong Government”) or other lawful authority management charges Government Rent and Property Tax alone excepted.

(c)	To pay and discharge punctually during the said term all charges for electricity telephone rental and other outgoings now or at any time hereafter consumed by the Tenant and chargeable in respect of the said premises and to make all necessary deposits for the supply of electricity and other services to the said premises when required.

(d)	To pay or reimburse to the Landlord for water charges where water shall be required otherwise than for normal toilet flushing/washing purposes and the Landlord may cause to be installed at the expense of the Tenant a separate water meter to measure the consumption thereof by the Tenant. Upon default in payment the Landlord may pay the charges according to the meter which the Tenant shall be responsible to keep in reliable working order and the Tenant shall refund the same on demand and repeated defaults committed by the Tenant shall be a breach justifying the Landlord’s right of re-entry.

(e)	To pay to the Landlord punctually during the said term the air-conditioning and management charges in accordance with the provisions of Part II of the First Schedule hereto.

(f)	To keep all the interior of the said premises including the flooring and interior plaster or other finishing materials or rendering to walls floors and ceilings and the Landlord’s fixtures therein including all doors windows electrical installations in good clean tenantable substantial and proper repair and condition and properly preserved and painted as may be appropriate when from time to time required and to so maintain the same at the expense of the Tenant and deliver up the same to the Landlord at the expiration or sooner determination of the term in the like condition fair wear and tear excepted. The Tenant particularly agrees:–

(i)	to reimburse to the Landlord the cost of replacing all broken and damaged windows whether the same be broken or damaged by the negligence of the Tenant or owing to circumstances beyond the control of the Tenant;

(ii)	to repair or replace if so required by the appropriate Supply Company Statutory Undertaker or Authority as the case may be under the terms of any Electricity Supply Ordinance for the time being in force or any Orders in Council or Regulations made thereunder, all the electrical wiring installations and fittings within the said premises and the wiring from the Tenant’s meter or meters to and within the same to the satisfaction of the Landlord;

(iii)	to be wholly responsible for any damage or injury caused to any other person or property directly or indirectly through the defective or damaged condition of any part of the interior of the said premises and to make good the same by payment or otherwise and to indemnify the Landlord against all claims demands actions and legal proceedings whatsoever made upon the Landlord by any person in respect thereof.

(g)	to effect and maintain during the currency of this tenancy insurance cover in respect of the following:–

(i)	Third Party

In respect of liability for loss injury or damage to any person or property whatsoever caused through or by any act default or neglect of the Tenant which might give rise to a claim for indemnity pursuant to Clause (f) sub-clause (iii) hereof. The policy of insurance shall be effected with a reputable insurance company and shall be endorsed to show the Landlord as owner of the building and shall be in an amount of not less than HK$2,500,000.00 and shall contain a clause to the effect that the insurance cover thereby effected and the terms and conditions thereof shall not be cancelled modified or restricted without the prior consent of the Landlord. The Tenant hereby further undertakes to produce to the Landlord as and when required by the Landlord such policy of insurance together with a receipt for the last payment of premium and a certificate from the insurance company that the policy is in all respects valid and subsisting.

(ii)	Glass

All glass now or hereafter on or in the said premises for its full replacement value.

(iii)	Water Damage

Against damage to stock fixtures and fittings for the full insurable value occurring in respect of the use or misuse of the fire sprinkler system installed within the said premises or the incursion of water therein.

(iv)	Tenant’s Fittings and Stock

The Tenant’s fittings stock and equipment within the Premises against fire and extraneous perils for their full replacement value.

(h)	To be responsible for all Tenant’s electrical wiring to the light fittings and to the other electrical outlets installations in the said premises and the connection thereto to the Electricity Authority meters and to make his own arrangements with the PCCW-HKT Telephone Limited with regard to the installation of the telephone in the said premises, but the installation of lines therefor outside the said premises must be in accordance with the Landlord’s directions.

(i)	To take all reasonable precautions to protect the interior of the said premises from damage threatened by any approaching storm or typhoon.

(j)	To keep at the expense of the Tenant the lavatories and water apparatus when used exclusively by the Tenant and assistants clerks or workmen of the Tenant in a good clean and tenantable state and in proper repair and condition at all times during the said term to the satisfaction of the Landlord in accordance with the Regulations of the Public Health or other Government Authority concerned and to reimburse to the Landlord for the cost of cleaning or clearing any of the drains choked or stopped owing to careless abnormal or improper use by the Tenant.

(k)	To ensure that the said premises do not become infested with insects or vermin. In the event of the premises becoming so infested the Tenant shall pay the cost of extermination as arranged or approved by the Landlord and the selected exterminators shall be given full access to the said premises for such purpose.

(l)	To observe faithfully and comply strictly with the Rules and Regulations as the Landlord or the Landlord’s agents may from time to time adopt. Notice of any additional Rules or Regulations shall be given in such manner as the Landlord may elect. The Rules and Regulations set out in the Second Schedule hereto and such additional Rules or Regulations shall constitute the initial Rules and Regulations binding upon the Tenant and shall have the same force and effect as if set out in the body of this Agreement. The main purpose of the Rules and Regulations is to maintain the building of which the said premises form part as a first-class office building with shopping mall.

(m) (i)	To permit the Landlord and its agents with or without workmen or others and with or without appliances at all reasonable times by prior appointment to enter upon the said premises (and in the event of any emergency the Landlord or his agents may enter without notice and forcibly if need be) to view the condition thereof and to take inventories of the fixtures therein; and to make good all defects and want of repair there found to be the liability of the Tenant to the satisfaction of the Landlord within the space of one calendar month or such reasonable period as the case may demand from the time of receipt of notice written or verbal from the Landlord to amend or make good the same.

(ii)	If any defects or wants of repair shall be found and if the Landlord shall either give or leave a notice in writing at the said premises or give verbal notice to the Tenant requiring him to amend the same and if the Tenant shall not within one month after the service of such notice proceed diligently with the execution of such repairs then to permit the Landlord to enter upon the said premises and execute such repairs and the costs thereof (the amount thereof in case of difference to be determined by the Landlord’s agent) shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

(n)	To permit the Landlord to use and maintain pipes and conduits in and through the said premises. The Landlord or his agents shall have the right to enter the said premises at all times to examine the same.

(o)	If any excavation or other building works shall be made or authorised in the vicinity of the said building, the Tenant shall permit the Landlord his servants or agents to enter the said premises to do such work as may be deemed necessary to preserve the exterior walls of the said building from injury or damage without any claims for damages or indemnity against the Landlord.

(p)	Not to keep or store or allow to be kept or stored upon the said premises or any part thereof any arms, ammunition, saltpetre, gun-powder, kerosene or any other explosive combustible unlawful or dangerous goods or substance.

(q)	Not to use the said premises for the storage of goods or merchandise other than in small quantities consistent with the nature of the Tenant’s business as by way of samples and exhibits.

(r)	The Tenant shall not place any load upon any floor of the said premises in excess of the loading capacity for which the floor is designed. The Landlord reserves the right to prescribe the weight and position of all safes and any heavy articles which must be placed so as to distribute the weight. Business machines and mechanical equipment authorised by the Landlord shall be placed and maintained by the Tenant at the Tenant’s expense in settings sufficient in the Landlord’s judgment to absorb and prevent vibration noise and annoyance to occupiers of other portions of the said building.

(s)	Not to do or permit or suffer anything in or upon the said premises or any part thereof which may at any time be or become a nuisance or annoyance or cause damage or disturbance to the Landlord or the tenants or occupiers of the said building and the neighbouring premises or in anywise against the laws or regulations of Hong Kong.

(t)	Not to use the said premises or any part thereof for any illegal or immoral purpose.

(u)	Not to use the said premises for any purpose other than as office premises and to conduct therein only such business undertakings which are duly authorised licensed and approved by the competent government authorities and to comply in all respects with the conditions terms and regulations relating to such business or imposed on the granting of the licence in respect thereof.

(v)	Not to permit or suffer any sale by auction to be held upon the said premises.

(w)	Not to make or permit to be made any alterations in or additions to the said premises or to the electrical installation or other Landlord’s fixtures or to install any plant apparatus or machinery therein without having first obtained the written licence and consent of the Landlord therefor or cut, maim or injure or suffer to be cut maimed or injured any doors windows walls structural members or other fabric thereof. In particular, any structural alterations additions so approved shall be carried out only by such person or contractor as shall be approved by the Landlord.

(x)	Not without the Landlord’s previous written consent, to change or in any way to alter the standard entrance doors provided by the Landlord for access to the said premises.

(y)	Not to move any safe heavy machinery equipment freight bulky matter or fixtures in and out of the said building without first obtaining the Landlord’s written consent. The Tenant shall keep the Landlord indemnified against all damages sustained by any person or property and for any damages or monies paid out by the Landlord in settlement of any claim or judgments as well as legal costs incurred in connection therewith and all costs incurred in repairing any damage to the said building or its appurtenances resulting from movement of any heavy machinery equipment freight bulky matter or fixtures.

(z)	Not, without the prior written consent of the Landlord, to install or use in the said premises any air-conditioning plant, machinery or equipment other than that installed in the building by the Landlord.

(aa)	Not to install additional locks bolts or other fittings to the entrance doors of the said premises or in any way to cut or alter the same without first having obtained the written licence or consent from the Landlord.

(bb) (i)	To be answerable and responsible for the consequence of any breach of local Ordinances, Orders in Council or Regulations by any inmate or occupier of the said premises and not to do or suffer to be done or permit within the said premises anything which would constitute a breach of the provisions of the Conditions of Grant or the Conditions of Sale or Government Lease under which the Landlord holds the said premises and to indemnify the Landlord against any breach of the terms of this clause.

(ii)	To observe, obey, and comply with, and to keep the Landlord indemnified against any breach by the Tenant of the restrictive terms, conditions and covenants of the Deed of Mutual Covenants/Sub-Deed of Mutual Covenants (if any) in respect of the said building.

(cc)	Not to assign underlet or otherwise part with the possession of the said premises or any part thereof either by way of subletting lending sharing or other means whereby any person or persons not named as a party to this Agreement obtains the use or possession of the said premises or any part thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer subletting sharing assignment or parting with the possession of the said premises (whether for monetary consideration or not) this Agreement shall at the option of the Landlord absolutely determine and the Tenant shall forthwith surrender the said premises to the Landlord Provided that the happening of any of the following shall be considered a breach of this clause:

(i)	in the case of a Tenant which is a partnership the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(ii)	in the case of a Tenant who is an individual (including a sole surviving partner of a partnership tenant) the death, insanity or other disability of that individual to the intent that no right to use, possess, occupy or enjoy the said premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

(iii)	in the case of a Tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who own a majority of its voting shares, except where the Tenant is a public company whose shares are quoted on any established stock exchange or over-the-counter market whether in Hong Kong or elsewhere.

(iv)	the giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the said premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(v)	the change of the Tenant’s business name without the previous written consent of the Landlord which consent the Landlord may give or withhold at its discretion.

(dd)	Not, without the Landlord’s prior permission in writing, to permit any person to remain in the said premises overnight. Such permission shall only be given to enable the Tenant to post watchmen to look after the contents of the said premises which shall not be used as sleeping quarters or as domestic premises within the meaning of any Ordinance for the time being in force.

(ee)	Not to place or leave in the entrance or any of the staircases passages or landings of the said building used in common with other tenants of the Landlord any boxes goods furniture or rubbish or otherwise encumber the same.

(ff)	Not to exhibit or display within or on the exterior of the said premises any writing sign or other device whether illuminated or not which may be visible from outside the said premises except the display of name-plate or signboard of the Tenant at the entrance to the said premises, the size and position of such name-plate or signboard shall be subject to the approval of the Landlord. The Landlord or his authorised agents shall have absolute discretion in granting or refusing such approval and any approval to be granted shall be subject to such conditions as the Landlord or his authorised agents may think fit. The Landlord or his authorised agents shall have the right to remove at the cost and expense of the Tenant any signboard, sign, decoration or device which shall be affixed or put up or displayed without the prior approval of the Landlord or his agents.

(gg)	Not to do or permit to be done any act or thing whereby the policy or policies of insurance on the said premises against damage by fire or against claims by Third Parties for the time being subsisting may become void or voidable or whereby the rate of premium or premiums thereon may be increased and to repay to the Landlord on demand all sums paid by the Landlord by way of increased premium or premiums thereon and all expenses incurred by the Landlord in and about any renewal of such policy or policies rendered necessary by a breach of this clause.

(hh)	Not to place or leave or suffer or permit to be placed or left by any contractor employee invitee or licensee of the Tenant any boxes furniture articles or rubbish in the entrance or any of the staircases passages or landings of the Building used in common with other tenants or the Landlord or otherwise encumber the same.

(ii)	Not to erect any aerial on the roof or walls of the Building nor the ceiling or walls of the Premises.

(jj)	Not to permit gambling of any description whatsoever upon the said premises.

(kk)	Not to form or organise or attempt or make any effort to form or organise any tenant’s association or union jointly with any tenants of the Building for whatever objects or purposes during the continuance of the tenancy.

(ll)	At the expiration or sooner determination of this Agreement to deliver up to the Landlord the said premises in its original state and in such good repair and condition as aforesaid fair wear and tear and damage due to any of the matters specified in Clause 6(c) hereof excepted together with any additional erections alterations or improvements which the Tenant may with the consent of the Landlord as aforesaid have made upon or in the said premises and which the Landlord in his absolute discretion may be willing to retain without payment of any compensation for such additional erections alterations or improvements.

(mm)	During the period of three months immediately before the expiration of the said term of tenancy the Tenant shall permit all persons having written authorization from the Landlord or the Landlord’s agents to enter and view the said premises and every part thereof at all reasonable times.

(nn)	To keep the said premises including all external windows and lights at all times in a clean sanitary state and condition and for the better observance hereof the Tenant shall only employ as cleaners of the said premises such persons or firms as may be approved by the Landlord. Such cleaners shall be employed at the expense of the Tenant.

5. THE LANDLORD AGREES WITH THE TENANT as follows:–

(a)	To permit the Tenant (duly paying the rent and rates and observing and performing the terms and conditions herein contained) to have quiet possession and enjoyment of the said premises during the said term without any interruption by the Landlord or anyone lawfully claiming under or through or in trust for the Landlord save as specifically provided herein.

(b)	To amend and repair or procure the Manager of the said building to amend and repair such defects in the roof main electricity supply cables main drain pipes main walls and exterior window frames of the said building and the lifts escalators and air-conditioning plants therein as the Landlord shall discover or as the Tenant or other authorised person or Authority shall by notice in writing bring to the attention of the Landlord and to maintain the same in a proper state of repair and condition at the cost of the Landlord Provided that the Landlord shall be entitled to be given a reasonable period of time wherein to view any such defects and to amend and repair the same Provided further that the Landlord shall neither be liable to pay compensation to the Tenant in respect of any period during which due to circumstances beyond the control of the Landlord the proper operation of the said lifts and escalators shall be interrupted as the result of mechanical failure or needs for repair or overhaul nor shall the Landlord be liable thereby to grant an abatement of rent in respect of such interruption.

(c)	To pay the Government Rent and Property Tax in respect of the said premises.

6. IT IS HEREBY EXPRESSLY PROVIDED as follows:–

(a) (i)	If the rent reserved or any part thereof be in arrears for fifteen days (whether formally demanded or not) or in the case of the breach or non-performance of any of the stipulations and covenants or agreements herein contained on the part of the Tenant to be kept done or performed if the Tenant (being an individual) shall become bankrupt or (being a corporation) shall go into liquidation or shall have any order made or resolution passed for its winding up other than a resolution for voluntary winding up for the purpose of amalgamation or re-construction or commit acts that may result in it going into dissolution by whatever means whatsoever or (being a firm or partnership) shall have its Business Registration cancelled or shall enter into any composition or arrangement with his creditors or shall suffer execution to be levied upon any of his goods or effects it shall be lawful for the Landlord at any time thereafter to re-enter upon the said premises or any part thereof in the name of the whole and to forfeit the said deposit paid hereunder and thereupon this Agreement shall absolutely determine but without prejudice to any rights which may have accrued to the Landlord by reason of any antecedent breach of any of the obligations on the part of the Tenant hereinbefore contained AND a written notice served by the Landlord on the Tenant or left at the said premises to the effect that the Landlord thereby exercises the power of re-entry shall be a full and sufficient exercise of such power.

(ii)	Notwithstanding anything hereinbefore contained in the event of default in payment of rent, air-conditioning and management charges or other sums payable under this Agreement hereinabove mentioned for a period of fifteen days from the date on which the same falls due for payment, the Tenant shall further pay to the Landlord on demand interest on the amount in arrears at the rate of 1.25% per month calculated from the date on which the same became due for payment (as stipulated in Clause 2 hereof) until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by the Landlord of interest pursuant to this provision shall be without prejudice to and shall not affect the right of the Landlord to exercise any other right or remedy hereof (including the right of re-entry) exercisable under the terms of this Agreement.

(iii)	In addition and without prejudice to the Landlord’s right under Clauses 6(a)(i) and 6(a)(ii), the Landlord may, and the Tenant hereby specifically authorises the Landlord to, cut off the supply of electricity and air-conditioning and chilled water to the said premises and to dispose of all objects including goods merchandise equipment furniture and fixtures in or at the Premises in such manner as the Landlord shall deem fit, and any expenses in connection therewith shall be paid by the Tenant and shall be recoverable from it as a debt.

(b)	The Landlord shall provide and maintain for the said premises during the said term a central air-conditioning service between 8:00 a.m. and 7:00 p.m. on normal business days and between 8:00 a.m. and 2:00 p.m. on Saturdays but no such service will be supplied on Sundays and Public Holidays and when the typhoon signal No.8 or above is hoisted Provided that the Landlord shall neither be liable to pay compensation to the Tenant in respect of any period during which, due to circumstances beyond the control of the Landlord the proper operation of the air-conditioning plant shall be interrupted as a result of mechanical failure or need for repair or overhaul, nor shall the Landlord be liable thereby to grant an abatement of rent in respect of such interruption.

(c) (i)	If the said premises or any part thereof are rendered uninhabitable by fire water storm wind typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Landlord and not attributable to any failure by the Tenant to observe and carry out the terms of this Agreement the rent or a part thereof proportioned to the extent to which the said premises shall have been so rendered uninhabitable shall abate and cease to be payable until the same shall have been again rendered fit for occupation Provided Always that the Landlord shall not be required to reinstate the said premises if by reason of the condition of the same or any local Regulations or other circumstances beyond the control of the Landlord it is not practicable or reasonable to do so.

(ii)	If at any time during the continuance of this tenancy the competent authorities shall condemn the said building as a dangerous structure and it shall be pulled down or shall make a demolition order which shall become operative in respect of the said premises or any part thereof or a closure order in respect of a part of the said premises under their powers the tenancy hereby created shall cease as from the commencement of the pulling down of the said premises or from the time when such demolition or closure order shall become operative.

(d)	The Landlord shall not be bound by any representations or promises with respect to the said building and its appurtenances or in respect of the said premises except as herein expressly set forth with the object and intention that the whole of the agreement between the Landlord and the Tenant shall be set forth herein and in no way modified by any discussions or correspondence which may have preceded the signing of this Agreement.

(e)	No condoning excusing or overlooking by the Landlord of any default breach or non-observance or non-performance by the Tenant at any time or times of any of the Tenant’s obligations herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default breach or non-observance or non-performance or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach and no waiver by the Landlord shall be inferred from or implied by anything done or admitted by the Landlord unless expressed in writing and signed by the Landlord.

(f)	This Agreement and the obligation of the Tenant to pay rent and other sums due hereunder and perform the Tenant’s obligations hereunder shall in no way be affected impaired or excused because the Landlord is unable due to circumstances beyond his control to fulfil any of his obligations under this Agreement or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make or is delayed in making any repair additions alterations or decoration or is unable to supply or is delayed in supplying any equipment or fixtures if the Landlord is prevented or delayed from so doing by reason of strike labour troubles shortage of materials or any outside cause whatsoever or by reason of any order or regulation of any department of the Hong Kong Government.

(g)	For the purposes of these presents any act default or omission of the agent servants visitors staff customers guests contractors invitees employees or licensees of the Tenant shall be deemed to be the act default or omission of the Tenant.

(h)	The expression “the Tenant” shall (where the context permits) mean and include the party or parties specifically named herein and shall not include the executors and administrators of any such party or where such party is a corporation any liquidator thereof or where such party is a partnership any new partner after the commencement of the term.

(i)	The Tenant hereby expressly declares that at the expiration or sooner determination of this Agreement the Tenant will not invoke or seek to avail himself of any protection which may or shall hereafter be afforded by any ordinance or regulation of Hong Kong protecting tenants or lessees from eviction but will promptly and punctually quit and deliver up possession of the said premises at the expiration of this Agreement or sooner determination as aforesaid.

(j)	Acceptance of rent by the Landlord shall not be deemed to operate as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach non-observance or non-performance by the Tenant of any of the agreements stipulations and conditions herein contained and on the Tenant’s part to be observed and performed.

(k) (i)	The Landlord shall not be under any liability to the Tenant or to any other person whosoever:–

(a)	In respect of any loss or damage to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to the overflow of water or the escape of fumes smoke fire or any other substance or thing from anywhere within the said building.

(b)	For the security or safekeeping of the said premises or any contents therein and in particular but without prejudice to the generality of the foregoing the provision (if any) by the Landlord of watchmen and care-takers or any mechanical or electrical systems of alarm of whatever nature shall not create any obligation on the part of the Landlord as to the security of the said premises or any contents therein and the responsibility for the safety of the said premises and the contents thereof shall at all times rest with the Tenant, nor shall the rent and other charges hereinbefore mentioned or any part thereof abate or cease to be payable on account of any of the foregoing.

(ii)	The Tenant shall fully and effectually indemnify the Landlord from and against all claims and demands made against the Landlord by any person in respect of any loss damage or injury caused by or through or in any way owing to the overflow of water or the escape of fumes smoke fire or any other substance or thing from the said premises or owing to the negligence or default of the Tenant his servants agents or licensees or owing to the defective or damaged condition of the interior of the said premises or any fixtures or fittings the repair for which the Tenant is responsible hereunder and against all costs and expenses incurred by the Landlord in respect of any such claim or demand.

(1)	The Landlord shall also have the right at any time without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor to:–

(i)	change the arrangement and/or location of entrances passageways doors doorways corridors landing, staircases lobbies lifts escalators toilets or other public parts of the said building or any services or apparatus serving the said building and to change the name number or designation by which the said building is known; and

(ii)	install in or affix to any part of the said building (save and except the said premises but including the external walls of the said premises) such flues, pipes, conduits, chimneys, aerials, plant, machinery and other apparatus, signs, placards, posters and other advertising structures whatsoever (whether illuminated or not) as the Landlord may think fit, together with the right to repair, maintain, service, remove or replace the same.

(m)	For the purposes of Landlord and Tenant (Consolidation) Ordinance, Chapter 7, Part III and of these presents, the rent payable in respect of the said premises shall be and be deemed to be in arrear if not paid in advance at the times and in manner hereinbefore provided for payment thereof. All costs of and incidental to the demand for rent distraint or any legal action for the recovery of rent or any other sums due hereunder shall be recoverable from the Tenant as a debt.

(n)	Any notice under this Agreement shall be in writing and any bills statements or notice to the Tenant shall be sufficiently served if left addressed to him at the said premises or any part thereof or sent to him by registered post or left at his last known address in Hong Kong and any notice to the Landlord shall be sufficiently served if delivered to its registered address or sent to its registered address by registered post or delivered to its last known business address in Hong Kong.

(o)	The Tenant shall, in addition to paying the legal costs of his own solicitors (if any), also pay to the Landlord’s upon signing hereof a sum equal to half of the Landlord’s Solicitors’ costs plus half share of stamp duty and any disbursements on this Agreement. In this matter Messrs. Winston Chu & Co., Solicitors are acting only for the Landlord although Messrs. Winston Chu & Co., Solicitors may witness the execution of this Agreement by the Tenant and collect from the Tenant the aforesaid sum on behalf of the Landlord.

(p)	The Landlord reserves the right subject to any relevant provisions of the Deed of Mutual Covenant and/or the Sub-Deed of Mutual Covenant in respect of the Building to name the Building with any such name or style as it in its sole discretion may determine and at any time and from time to time to change, alter, substitute or abandon any such name without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor.

7. The Tenant shall before carrying out any fitting out works at its own cost prepare and submit to the Landlord suitable drawings and specifications of the works to be carried out by the Tenant together with schematic sketches showing intent as to the Tenant’s design and layout proposal (hereinafter collectively called “the Tenant’s Plans”) to enable the said premises to be fitted out and completed for the purposes specified in this Agreement. The Tenant’s Plans shall, without limitation:–

(i)	Include detailed drawings, plans and specifications for all partitioning and floor coverings.

(ii)	Include detailed drawings, plans and specifications of all electrical installations which shall be connected to the electrical systems installed by the Landlord.

(iii)	Include details of any proposed amendments, additions or alterations to any electrical mechanical or other building services.

(iv)	Comply with all relevant Ordinances, regulations and by-laws from time to time issued by the Hong Kong Government.

8. In order to enable the building services of the Building to be effectively co-ordinated and controlled the Tenant agrees that all electrical wiring and other electrical work and approved alterations to the building services (including drainage, air-conditioning, plumbing and fire services) in or for the said premises shall be carried out at the Tenant’s expense only by the Landlord’s contractor.

9. (a)	The Landlord will consider the Tenant’s Plans and may in its absolute discretion accept or reject the Plans or any part of them as it thinks fit.

(b)	The Tenant shall pay to the Landlord on demand all mechanical, engineering and structural engineering consultant’s fees and architect’s vetting fees incurred by the Landlord in connection with the consideration and approval of the Tenant’s Plans or any modifications or amendments thereof.

10. The Tenant shall pay all expenses (including surveyor’s fees and Solicitor’s costs on a solicitor and own client basis) incurred by the Landlord incidental to the preparation and service of a notice under Section 58 of the Conveyancing and Property Ordinance (Cap.2l9) notwithstanding forfeiture is avoided otherwise than by relief granted by the Court.

11. Notwithstanding anything herein contained and in particular Clause 5 above, the Landlord shall have the right to remove, cancel, relocate or otherwise change the Common Areas (including but not limited to entrances, passages, corridors and staircases) and common facilities (including but not limited to lifts, escalators and toilets) of the Building from time to time and in such manner as the Landlord may in its absolute discretion deem fit without the same constituting an actual or constructive eviction of the Tenant and without incurring any liability to the Tenant therefor.

12. The Landlord and the Tenant do hereby jointly and severally declare and confirm that the rent herein reserved is the best rent which can be reasonably obtained for the grant of this tenancy without a premium.

13. The Tenant will be responsible for compensating the Landlord against claims arising from condensation of the Tenant’s pipework etc. notwithstanding the same may be passing outside the said premises if the said pipework is serving the said premises exclusively.

14. The said premises will be handed over to the Tenant in the existing condition at the date of handover (i.e. the Landlord will not do any decoration work save and except any structural defects within the said premises). At the expiration or sooner determination of the tenancy, the Tenant shall deliver up the said premises in a bare shell condition to the Landlord at the Landlord’s discretion.

15. The Landlord reserves its right to free and uninterrupted passage egress from and ingress to the common services of the Building in or under above or through the said premises. In particular, but without affecting the generality of the aforesaid, the Landlord shall have the right to install, affix, erect or permit to be installed, affixed or erected any aerial, transmitter or other telecommunication cable wiring or equipment on or above the false ceiling or otherwise over or under the said premises and the Tenant shall permit the Landlord or its authorised agent or contractor to enter the said premises to install affix erect maintain or repair such aerial transmitter cable wiring or equipment at all reasonable times upon prior appointment and shall not remove, alter or otherwise cause damage to such aerial transmitter cable wiring or equipment at the said premises and shall indemnify the Landlord against all claims demands actions proceeding loss or damages costs and expenses arising from the breach of this provision by the Tenant.

16. The Tenant acknowledges that the Landlord shall have the right to carry out renovation and/or alteration and/or addition works within, outside and/or above the Building which may result in the making of noise and vibration and emission of dust and other substances and other forms of disturbance and that fitting out works will be carried out by the Landlord and/or other tenants (including but not limited to alteration works and M/E works) which may cause inconvenience to the Tenant and that the Tenant hereby agrees that the Tenant shall not make any complaint and shall not be entitled to any abatement of rent or any claims/compensation of whatsoever nature against the Landlord or Sun Hung Kai Real Estate Agency Limited or the Manager of the Building in relation to the said works.

17. Notwithstanding any provisions to the contrary in this Agreement, if at any time during the said term of this Agreement the Landlord shall resolve to sell or redevelop or demolish or rebuild or refurbish or renovate the Building or the Premises or any part or parts thereof (which intention shall be sufficiently and conclusively evidenced or proved by a copy of a Resolution of its Board of Directors certified to be a true and correct copy by one of its Directors or its Secretary) then in any of such events the Landlord shall be entitled to give not less than six (6) calendar months’ notice in writing to the Tenant (“the said notice”) expiring at the end of any calendar month during the said term of this Agreement to terminate this Agreement and the Agreement created hereunder and immediately upon the expiration of the said notice this Agreement and everything herein contained shall absolutely terminate and be void and the Tenant’s right to remain in the Premises shall cease notwithstanding any rule of law or equity or the terms of any lease or tenancy agreement or licence or permit of whatsoever nature in the contrary and the Tenant shall forthwith deliver up vacant possession of the Premises to the Landlord without any right of set-off or withholding rent or any claim, costs or compensation whatsoever in such event but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the agreements, terms, conditions, restrictions or stipulations contained in the Agreement. For the avoidance of doubt, the parties hereto hereby declare that any option to renew this Agreement contained in the Agreement shall forthwith automatically be cancelled and be null and void upon the Landlord serving the said notice. “Redevelop” and/or “demolish” and/or “rebuild” for the purpose of this Clause shall mean the redevelopment and/or demolition and/or rebuilding of the whole of the Building or a part or parts (but not necessarily a major or substantial part) thereof whether or not including any main walls or exterior walls of the Premises and whether or not any part thereof is to be redeveloped or rebuild or reconstructed in the same or any other manner. “Refurbish” and/or “renovate” for the purpose of this Clause may or may not include redevelopment or demolition or rebuilding of the Building or any part thereof.

18. The Landlord has no objection to the Tenant demolishing the partition walls between firstly Unit Nos. 3601-3602, 3607-3625 and Unit Nos. 3603-3606; and secondly Unit Nos. 3501-3506, 3525 and Unit Nos. 3520-3524 (as outlined blue on the attached plan) at the Tenant’s sole cost Provided that the Tenant shall re-build the said partition wall and reinstate the said premises in its original state to the satisfaction of the Landlord or its agent upon the expiry or sooner determination of this Agreement.

It is hereby declared that (if the context permits or requires) the singular number shall include the plural and the masculine gender shall include the feminine and the neuter and vice versa.

AS WITNESS the hands of the parties hereto the day and year first above written.

THE FIRST SCHEDULE ABOVE REFERRED TO

PART I

PARTICULARS OF RENT

The rent of the said premises throughout the said term shall be Hong Kong Dollars Two Hundred Fifty Thousand Eight Hundred and Fifty Five Only (HK$250,855.00) per month exclusive of rates, air-conditioning and management charges Provided that no rent shall be payable for 4 periods, namely (1) from 1st April 2003 to 31st May 2003; (2) from 1st September 2003 to 30th September 2003; (3) from 1st April 2004 to 6th June 2004; and (4) from 1st February 2005 to 31st March 2005 (all dates inclusive). For the avoidance of doubt, rates, air-conditioning and management charges are payable throughout the entire term created herein.

PART II

PARTICULARS OF AIR-CONDITIONING AND MANAGEMENT CHARGES

1.	The Tenant shall pay to the Landlord punctually throughout the said term such monthly contributions towards the costs, charges and expenses for the maintenance and supply of central air-conditioning and the provision of management services to the said premises as shall from time to time be required by the Landlord which shall be paid by the Tenant to the Landlord in advance on the first day of each and every calendar month without deduction whatsoever. The initial amount of such contributions shall be HK$75,256.50 per month for the year of 2003. In the event of a deficiency occurring or seeming to the Landlord likely to occur, the Landlord shall be entitled to demand collect and recover from the Tenant such additional contributions as the Landlord may determine. Alternatively, the Landlord may in its absolute discretion carry forward such deficiency to such later date when the Landlord revises the rate of the aforesaid monthly contributions whereupon the Landlord shall be entitled to recoup the amount of such deficiency by including the same in the Landlord’s assessment of increase of the aforesaid monthly contributions. The Landlord’s assessment of the amount of deficiency and the amounts of additional contributions shall be conclusive and binding on the Tenant.

2.	Furthermore, the Landlord shall be entitled to increase the charges provided for in paragraph 1 of this Part in January every year by reference to the increase of the operating costs of the Landlord for the supply of air-conditioning or management services. If the increased charges exceeds the original charges by more than ten percent, the Landlord will give the Tenant a brief explanatory memorandum of such increase but in any event the Landlord’s assessment of the increase shall be conclusive and binding on the Tenant.

3.	If the Tenant shall require air-conditioning outside the hours set out in Clause 6(b) hereof, the same can normally be provided on reasonable advance notice to the Landlord at such rate as the Landlord may from time to time charge according to the cost of providing the same. The Tenant shall pay the cost of the additional air-conditioning on receipt of the demand note therefor which may be rendered weekly or at such other intervals as the Landlord may decided.

THE SECOND SCHEDULE ABOVE REFERRED TO

RULES AND REGULATIONS

1.	All blinds and/or curtains used within the said premises shall conform externally to a standard colour and design and such blinds and/or curtains shall be approved by the Landlord so as to preserve a uniform external appearance.

2.	Plumbing fixtures shall be used only for the purposes for which they were constructed. No sweepings rubbish rags or other alien substances shall be deposited therein. All costs for making good damage resulting from any misuse of the plumbing fixtures shall be borne by the Tenant.

3.	No Tenant shall drill into or in any way deface any part of the said premises or the said building. No drilling shall be permitted save with prior written approval of the Landlord and as the Landlord may direct.

4.	Save with prior written consent of the Landlord, which consent will not normally be granted, no flagpoles or aerials shall be erected, and no flags shall be flown from windows or elsewhere in or upon the said building.

5.	Each Tenant must upon the termination of his tenancy restore to the Landlord all keys of offices and toilet rooms used by the Tenant.

6.	All removals or the carrying in or out of furniture or bulky matter of any description must take place after office hours and during the hours which the Landlord or his agent may determine from time to time. The Landlord reserves the right to exclude goods from the said building which violate any of these Rules and Regulations or the Agreement of which these Rules and Regulations are a part.

7.	No Tenant nor any of the Tenant’s servants employees, agents visitors or licensees shall bring into any passenger lift in the said building any goods effects chattels luggage bulky parcels food trays tiffin carriers or other space-occupying items and the Tenant shall ensure that such items are restricted to the designated lift.

8.	No Tenant shall do or permit to be done in the said premises or any part thereof any act which shall or might subject the Landlord to any liability or responsibility for injury to any person or to property.

9.	Windows shall remain closed and locked save in emergency such as fire or breakdown of the air-conditioning system and the reasonable extent necessary to enable the Tenant to clean the same.

10.	Canvassing and peddling in the said building is prohibited and each Tenant shall co-operate to prevent the same.

11.	Save with the prior written consent of the Landlord, which consent will not normally be granted, no cooking nor preparation of food (other than drinks) shall be permitted by any Tenant in the said premises. No Tenant shall permit any unusual or objectionable odours to be produced upon or permeated from the said premises.

12.	No Tenant shall cause or permit any noise which is or may be a nuisance or annoyance to the occupants of other portions of the said building.

13.	The Tenant shall not install in the said premises any partitioning other than that supplied or approved by the Landlord.

14.	No animals or pets are to be kept in the said premises.

SIGNED by	)
)
)
for and on behalf of Rainforce	)
Limited whose signature is	)
verified by:–)

Solicitor, Hong Kong SAR.

SIGNED by	)
)
)
for and on behalf of Donora	)
Company Limited whose signature	)
is verified by:–)

Solicitor, Hong Kong SAR.

SIGNED by	) Please chop & sign by Director(s)
MICHAEL JOHN KUENZLE	)
DIRECTOR	) For and on behalf of
for and on behalf of the	) MEMEC (ASIA PACIFIC) LIMITED
Tenant in the presence of:–	) [CHINESE CHARACTERS APPEAR HERE]
CHAN YIU WAH ARTHUR	)
ID No. C464432(6) /s/ [ILLEGIBLE]	/S/ [ILLEGIBLE]
Authorized Signature(s)
Sign by witness (Name & ID No.)

RECEIVED the day and year first above	)
written of and from the Tenant the sum of	)
DOLLARS Nine Hundred Seventy Eight Thousand	)
Three Hundred Thirty Four and Cents Fifty ONLY	)
Hong Kong Currency being the deposit money	)
above mentioned to be paid by the Tenant to the	)
Landlord.	) HK$978,334.50

WITNESS to the signature :–

Solicitor, Hong Kong SAR.

Dated the day of , 200_

RAINFORCE LIMITED and
DONORA COMPANY LIMITED

and

MEMEC (ASIA PACIFIC) LIMITED

**************************************

TENANCY AGREEMENT

of

Unit Nos.3501-3506, 3525, 3520-3524 on Level 35 and Level 36 of Tower I Metroplaza erected on Kwai Chung Town No.395

**************************************
Winston Chu & Company Solicitors & Notaries 2006 One Pacific Place, 88 Queensway Hong Kong Telephone: 28458138 Facsimile: 28455964 [CHINESE CHARACTERS APPEAR HERE]

Date: 03 January 2003

Raybeach Investment Limited

28/F Seabright Plaza

Nos. 9-23 Shell Street

North Point

Hong Kong

Dear Sir,

Re:	Renewal of Tenancy Agreement for Unit A, B, C, D & E on 26/F and Unit A on 27/F., Tsuen Wan International Centre

As per our previous conversation, we would like to propose the following terms and conditions:

1.	THE TENANT

Memec (Asia Pacific) Limited

2.	THE PREMISES

Unit A, B, C, D & E on 26th Floor and Unit A on 27th Floor, Tsuen Wan International Center, No. 68 Wang Lung Street, Tsuen Wan.

3.	GROSS AREA

31,463 s.f.

4.	LEASE TERM

From 01 April 2003 to 31 March 2005.

5.	RENTAL

HK$125,852.00 per month payable in advance on the 1st day of each calendar month (exclusive of Management Fee, rates and crown rent).

6.	RENT FREE PERIOD

Three months rent free according to the following 2 periods (01/04/2003 to 15/05/2003 and 15/02/2005 to 31/03/2005). The tenant shall be responsible for payment of Management Fee Rates and Crown Rent for all two rent free period.

7.	MANAGEMENT FEE

Tenant shall be responsible for management fees, currently HK$25,516.00 per month (payable in advance on the 1st day of each calendar month subject to revision by the Management Office).

8.	RATES

Tenant shall be responsible for rates currently HK$17,137.50 per quarter (payable in advance subject to assessment by the Rating and Valuation Department).

9.	CROWN RENT

Tenant shall be responsible for crown rent currently HK$10,282.50 per quarter (payable in advance subject to assessment by the Rating and Valuation Department).

10.	STAMP DUTY

To be borne by the Landlord and Tenant in equal shares.

11.	LEGAL FEE

To be borne by the Landlord and Tenant in equal shares. The Tenant agreed to appoint the same solicitor as the Landlord.

12.	USER

Godown with ancillary offices not exceeding 30% of the total useable floor area of each godown in accordance with the relevant Deed of Mutual Covenant & Management Agreement.

13.	FORMAL TENANCY AGREEMENT

The tenant shall sign the standard Tenancy Agreement at the solicitor’s office designated by the landlord within seven (7) days from the date of acceptance of this offer.

14.	DEPOSIT

Three months rental, three months management fee and one quarter rates and crown rent in the sum of HK$481,524.00 being Security Deposit shall be paid by the Tenant upon signing Tenancy Agreement, of which a sum of HK$428,975.70 would be transferred from the Tenancy Agreement dated 7 April 2000. The balance of the above Security Deposit HK$52,548.30 shall be paid by the Tenant upon signing of this renewal agreement.

15.	OTHERS

If you agree to the above terms and condition, please sign and chop this offer letter with copy of Business Registration Certificate and return to us with a cheque in the amount of HK$52,548.30 on or before 13 January 2003 for our further action.

Above confirmed & accepted by:	Above confirmed & accepted by:
THE TENANT	THE LANDLORD
For and on behalf of Memec (Asia Pacific) Limited [CHINESE CHARACTERS APPEAR HERE]	For and on behalf of Raybeach Investment Limited [CHINESE CHARACTERS APPEAR HERE]

/s/ [ILLEGIBLE] Authorized Signature & Company Chop Date: 10 January 2003	/s/ [ILLEGIBLE] Authorized Signature & Company Chop Date: 13 January 2003

Our Ref. : AE/MP/T.O.(I)/1106 Date : 5th November 2002	SUN HUNG KAI REAL ESTATE AGENCY LTD.

In reply Pls. quote our ref. on ltr & envelope and return to 22/F, Sun Hung Kai Centre, 30 Harbour Road, H.K.

Memec (Asia Pacific) Limited Level 36, Tower I, Metroplaza, 223 Hing Fong Road, Kwai Fong, N.T.	WITHOUT PREJUDICE

Attn: Mr. Arthur Chan

Dear Sirs,

Re :	(1) Unit Nos.3501-3506 & 3525, Level 35,

(2) Unit Nos.3520-3524, Level 35,

(3) The Whole of Level 36,

Metroplaza, Tower I, Kwai Fong, New Territories

Upon your request, we have no objection to grant you the rent free period as listed hereinbelow subject to your execution of the renewal letter (Our Ref: AE/MP/T.O.(I)/798R) for Unit Nos.3501-3506 & 3525 on Level 35, Unit Nos.3520-3524 on Level 35 and the Whole of Level 36, Tower I of Metroplaza. The rent free period arrangement is listed as follows:–

From 1st April 2003 to 31st May 2003 (both days inclusive)	2 months

From 1st September 2003 to 30th September 2003 (both days inclusive)	1 month

From 1st April 2004 to 6th June 2004 (both days inclusive)	2 months & 6 days

From 1st February 2005 to 31st March 2005 (both days inclusive)	2 months 7 months & 6 days

However, management and air-conditioning charges and government rates are payable by the Intending Tenant commencing from Tenancy Agreement commencement date.

Kindly signify your acceptance to the above by signing, chopping and returning the duplicate of this letter to us on or before 16th November 2002; otherwise, this letter will be automatically withdrawn without further reference to you.

Cont’d.../2

SUN HUNG KAI REAL ESTATE AGENCY LTD.

- Page 2 -

Yours faithfully, For and on behalf of Sun Hung Kai Real Estate Agency Ltd. (as agent for Landlord)	We confirm our acceptance to the above :– For and on behalf of MEMEC (ASIA PACIFIC) LIMITED [CHINESE CHARACTERS APPEAR HERE]

/s/ K.M. CHAN K M Chan Director	/s/ [ILLEGIBLE] (Signatory & Co. Chop) Name of Signatory Capacity: Date:

KMC/HL/rh

To:	Rainforce Limited and

Donora Company Limited,

45th Floor,

Sun Hung Kai Centre,

30 Harbour Road,

Wanchai, Hong Kong.

Dear Sirs,

Re: Transfer of Deposit

We, MEMEC (ASIA PACIFIC) LIMITED are the existing tenant of Unit Nos.3501-3506, 3525, 3520-3524 on Level 35 and Level 36, Tower I, Metroplaza, Kwai Fong, New Territories, Hong Kong (“the said Premises”) under a Tenancy Agreement dated 17th August 2002 made between you as Landlord and us as Tenant (“the said Tenancy Agreement”).

We hereby agree to transfer and apply the security deposit for the said Premises in the sum of HK$1,210,945.50 now held by you under the said Tenancy Agreement as follows:–

(i)	the sum of HK$978,334.50 to become the security deposit of the new Tenancy Agreement of the said Premises commencing on 1st April 2003 and expiring on 31st March 2005 to be made between you and ourselves (“the new Tenancy Agreement”); and

(ii)	the sum of HK$232,611.00 will be credited to our account to settle any outstanding rent and charges payable under the new Tenancy Agreement after deduction of all outstanding claims and charges, if any.

We hereby confirm that we shall have no further claim against you in respect of any deposit (i.e. the sum of HK$1,210,945.50) paid under the said Tenancy Agreement.

Dated the 22nd day of April 2003

For and on behalf of MEMEC (ASIA PACIFIC) LIMITED [CHINESE CHARACTERS APPEAR HERE]

/s/ [ILLEGIBLE] MEMEC (ASIA PACIFIC) LIMITED

Our Ref. : AE/MP/T.O.(I)/798R Date : 5th November 2002	SUN HUNG KAI REAL ESTATE AGENCY LTD.

In reply P1s. quote our ref on Ltr & envelope and return to 22/F, Sun Hung Kai Centre, 30 Harbour Road, H.K.

Memec (Asia Pacific) Limited

Level 36, Tower I, Metroplaza,

223 Hing Fong Road,

Kwai Fong, N.T.

Attn: Mr. Arthur Chan

Dear Sirs,

Re :	(1) Unit Nos.3501-3506 & 3525, Level 35,
(2) Unit Nos.3520-3524, Level 35,
(3) The Whole of Level 36,
Metroplaza, Tower I, Kwai Fong New Territories

We refer to the lease of the captioned premises which will expire on 31st March. 2003:, and are pleased to offer you the following lease renewal tams for your consideration:

(1)	Premises

Unit Nos.3501-3506 & 3525 on Level 35, Unit Nos.3520-3524 on Level 35 and the Whole of Level 36, Tower I, Metroplaza, as coloured pink on the attached part plan for identification purposes only.

(2)	Rental Area

Approx 4,937 sfg Unit Nos.3501-3506 & 3525
Approx 2,422 sfg Unit Nos.3520-3524
Approx. 15,446 sfg The Whole of Level 36
Approx. 22,805 sfg Total

(3)	Term

Two (2) years commencing on 1st April 2003 to 31st March 2005 (both days inclusive).

(4)	Monthly Rent (Payable in advance each month).

HK$250,855.00 per calendar month.

(5)	Air Conditioning and Management Charges (Payable in advance each month).

Currently at HK$75,256.50 per calendar month and subject to review every year.

Our Ref. : AE/MP/T.O.(I)/798R Date : 5th November 2002	SUN HUNG KAI REAL ESTATE AGENCY LTD.

In reply P1s. quote our ref on Ltr & envelope and return to 22/F, Sun Hung Kai Centre, 30 Harbour Road, H.K.

- Page 2-

To : Memec (Asia Pacific) Limited

Re :	(1) Unit Nos.3501-3506 & 3525, Level 35,
(2) Unit Nos.3520-3524, Level 35,
(3) The Whole of Level 36,
Metroplaza, Tower I, Kwai Fong New Territories

(6)	Rent-free Fitting Out Period

Nil.

(7)	User Clause

Restricted to office use.

(8)	Deposit

3 months of rent, air-conditioning and management charges equivalent to HK$978,334.50 (being HK$752,565.00 plus HK$225,769.50) to be transferred from the existing deposit in the total sum of HK$1,210,945.50 currently held by the Intending Landlord paid under the Tenancy Agreement of the premises dated 17th August 2002. The balance of deposit in the sum of HK$232,619.00 (being HK$1,210,945.50 less HK$978,334.50) after deduction of all outstanding claims and charges, if any, will be credited to your account with the Intending Landlord to settle any outstanding rent and charge payable by the Intending Tenant for the Term without any interest after 31st March 2003.

(9)	Special Conditions

(a)	The Intending Tenant acknowledged that the Intending Landlord shall have the right to carry out renovation and/or alteration and/or addition works within, outside and (or above the Building which may result in the making of noise and vibration and emission of dust and other substance, and other forms of disturbance and that fitting out works will be carried out by the Intending Landlord and/or other tenants (including but not limited to alteration works and M/E works) which may cause inconvenience to the Intending Tenant and that the Intending Tenant hereby agrees that the Intending Tenant shall not make any complaint and shall not be entitled to any abatement of rent or any claims/compensation of whatever nature against the Intending Landlord or Sun Hung Kai Real Estate Agency Limited or then anger of the Building in relation to the said works.

Our Ref. : AE/MP/T.O.(I)/798R Date : 5th November 2002	SUN HUNG KAI REAL ESTATE AGENCY LTD.

In reply P1s. quote our ref on Ltr & envelope and return to 22/F, Sun Hung Kai Centre, 30 Harbour Road, H.K.

- Page 3-

To :	Memec (Asia Pacific) Limited
Re :	(1) Unit Nos.3501-3506 & 3525, Level 35,
(2) Unit Nos.3520-3524, Level 35,
(3) The Whole of Level 36,
Metroplaza, Tower I, Kwai Fong New Territories

(b)	In the event of default in payment of rent, air-conditioning and management charges or other sums payable under this Renewal Letter for a period of 15 days from the date on which the same falls due for payment, the Intending Tenant shall further pay to the Intending Landlord on demand interest on the amount in arrears at the rate of 1.25% per month calculated from the date on which the same becomes due for payment until the date of payment as liquidated damages and not as penalty provided that the demand and/or receipt by the Intending Landlord of interest pursuant to this provision shall be without prejudice to and shall not affect the right of the Intending Landlord to exercise any other right or remedy hereof.

(c)	If the Intending Landlord shall at any time enter into a contract for the sale of the Premises or Metroplaza (The “Building”) or any part thereof or shall resolve to demolish, rebuild or refurbish the Premises or the Building or any part thereof, the Intending Landlord shall be entitled at any time to terminate the tenancy created hereunder by giving not less than 6 calendar months’ notice in writing. The Intending Tenant shall not be entitled to any compensation or claim against the Intending Landlord in such event. For the purpose of this clause, a copy of the Resolution of the Intending Landlord’s Board of Directors or a copy of the sale contract certified by its Secretary to be true and correct copy shall be conclusive evidence of the Intending Landlord’s entitlement to exercise their rights under this clause.

(d)	The Intending Landlord has no objection to the demolition of the partition wall; between (1) Unit Nos.3601-3602 & Unit Nos.3607-3625 and Unit Nos.3603-3606 (2) Unit Nos.3501-3506 & 3525 and Unit Nos.3520-3524 (as outlined blue on the attached plan) by the Intending Tenant at the Intending tenant’s own costs (if any). At the expiration or sooner determination of the tenancy, the Intending Tenant shall re-build such partition walls and deliver up the premises in its original state to the Intending Landlord at the Intending Landlord’s absolute discretion.

All other terms and conditions are as stipulated in the standard lease form adopted by the Intending Landlord’s solicitor for letting of Metroplaza.

If you subsequently withdraw after this offer has been accepted by your goodself or fail to execute the Tenancy Agreement within 10 days from the date that you accepted this offer, the Intending Landlord shall have the right to determine this offer and upon determination of this offer, the security deposit paid in the sum of HK$978,334.50 shall be forfeited to the Intending Landlord or his agent, Sun Hung Kai Real Estate Agency Limited as and for liquidated damages and not as a penalty.

Our Ref. : AE/MP/T.O.(I)/798R Date : 5th November 2002	SUN HUNG KAI REAL ESTATE AGENCY LTD.

In reply P1s. quote our ref on Ltr & envelope and return to 22/F, Sun Hung Kai Centre, 30 Harbour Road, H.K.

- Page 4-

To :	Memec (Asia Pacific) Limited
Re :	(1) Unit Nos.3501-3506 & 3525, Level 35,
(2) Unit Nos.3520-3524, Level 35,
(3) The Whole of Level 36,
Metroplaza, Tower I, Kwai Fong New Territories

It is hereby mutually agreed that unless and until the Lease/Tenancy Agreement is executed this offer counter-signed by both parties with the aforesaid deposit duly paid by your goodself and received by the Intending Landlord or his agent, Sun Hung Kai Real Estate Agency Limited, in the sum of HK$978,334.50 will constitute a binding contract.

Kindly signify your acceptance by signing, chopping and returning the duplicate of this letter to us on or before 16th November 2002; otherwise, this offer will be automatically withdrawn without further reference to you.

Yours faithfully, For and on behalf of Sun Hung Kai Real Estate Agency Ltd (as agent for Landlord)	We confirm our acceptance to the above:
For and on behalf of MEMEC ASIA PACIFIC, LIMITED [CHINESE CHARACTERS APPEAR HERE]

/s/ [ILLEGIBLE] K M Chan Director KMC/HI/rh	/s/ [ILLEGIBLE] Authorized Signature(s) (Signatory & Company Coop) Name of Signatory: Capacity: Date:

[K.C.T.L. 395 LEVEL 35 FLOOR PLAN (TOWER 1) GRAPHIC APPEARS HERE]

[K.C.T.L. 395 LEVEL 36 FLOOR PLAN (TOWER 1) GRAPHIC APPEARS HERE]